Exhibit 99.1

             NEWS RELEASE

Green Plains Renewable Energy, Inc. Changes Name to Green Plains Inc.

OMAHA, NEB. (GLOBE NEWSWIRE)  - May 16, 2014 – Green Plains Renewable Energy, Inc. (NASDAQ: GPRE) announced today that it has changed its name to Green Plains Inc. to reflect the continued diversification of the Company’s operations. The name change was approved by the Company’s shareholders at its annual meeting on May 14, 2014.

“Over the last six years, we have built a diversified platform that provides a variety of products and services beyond renewable fuel,” said Todd Becker, Green Plains President and CEO. “Green Plains Inc. more accurately reflects who we are today and our broader focus for future growth.”

Green Plains’ common stock will continue to trade under the ticker symbol “GPRE” and there will be no change to any of the Company’s subsidiary names.  The change to Green Plains Inc. is effective immediately.

About Green Plains

Green Plains Inc. (NASDAQ: GPRE) is a diversified commodity-processing business with operations related to ethanol production, corn oil production, grain handling and storage, and commodity marketing and distribution services. The Company processes over ten million tons of corn annually, producing over one billion gallons of ethanol, three million tons of livestock feed and 250 million pounds of industrial grade corn oil at full capacity. Green Plains also is a partner in a joint venture to commercialize advanced technologies for growing and harvesting algal biomass.

Safe Harbor

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such statements are identified by the use of words such as "anticipates," "believes," "estimates," "expects," "goal," "intends," "plans," "potential," "predicts," "should," "will," and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such statements are based on management's current expectations and are subject to various factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such forward-looking statements. Green Plains may experience significant fluctuations in future operating results due to a number of economic conditions, including, but not limited to, competition in the ethanol and other industries in which the Company operates, commodity market risks including those that may result from current weather conditions, financial market risks, counter-party risks, risks associated with changes to federal policy or regulation, risks related to closing and achieving anticipated results from acquisitions, risks associated with the joint venture to commercialize algae production and the growth potential of the algal biomass industry, and other risks detailed in the Company's reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2013, and in the Company's subsequent filings with the SEC. In addition, the Company is not obligated, and does not intend, to update any of its forward-looking statements at any time unless an update is required by applicable securities laws.

Contact: Jim Stark, Vice President - Investor and Media Relations,  Green Plains. (402) 884-8700

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